Exhibit 11

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Offering Statement on Form 1-A of Royalty Traders, LLC. (the “Company”) to be filed on or about March 3, 2026 of our report, dated January 28, 2026, on our audit of the Company’s financial statements as of and for the year ended December 31, 2024.

Nashville, Tennessee

March 3, 2026

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